EXHIBIT 99

MANATRON, INC. ANNOUNCES THE SALE OF ITS FINANCIAL
PRODUCT LINE AND RELATED BUSINESS TO
HARRIS COMPUTER SYSTEMS

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(BUSINESS WIRE)--May 30, 2003--Manatron, Inc. (NASDAQ:MANA) a leading provider of web-based and client/server application software products and services for county, city and township governments today announced that Harris Computer Systems has purchased substantially all of the assets and assumed certain liabilities related to Manatron's Financial product line for $3.5 million.

As a result of the sale, Harris now owns all of the Fund Accounting, Payroll, Utility Billing and related financial software that Manatron had developed or acquired over the last fifteen years, including but not limited to the Open Window Series products, UB5, the ATEK legacy financial products, the Sabre legacy financial products and the SDS Administrator financial software. Harris will immediately be responsible for the support of the more than 500 Manatron customers who are currently using this software. In addition, virtually all members of the Manatron Financials team will become employees of Harris and will continue to serve the customer base.

Manatron President and CEO, Paul Sylvester, stated, "We are very pleased to announce the sale of our Financials suite of products and related business as this will enable us to focus more closely on our property tax and appraisal business, which is really our core competence. Furthermore, we are extremely confident that both our customers and our employees will be in better hands with Harris as they have an extensive 26-year history focused solely on financial and utility billing software and services. We have committed to work closely with Harris to ensure a smooth transition for our customers and will also be partnering with them to leverage our relationships with the many clients we both have, and to build tight interfaces between their financial products and our property products.

Harris is based in Ottawa, Canada and currently has 95 employees serving over 600 customers throughout North America, the majority of which are in the United States. Our Financials suite of products only accounted for about 5% of our revenues and was reaching a point where significant investments needed to be made to ensure their future viability. The $3.5 million of cash from this transaction will not only strengthen our balance sheet, but will enable us to allocate more resources and focus to our core property business."

Harris President and CEO, Jeff Bender, stated, "We are extremely excited about the tremendous opportunity we have to continue building meaningful and mutually beneficial relationships with the former Manatron customers.  Harris is committed, focused and successful in our markets of choice. I believe that we will provide all of our new customers with outstanding service and support, a number of very good options for the future, and a lot of flexibility.  We believe in working with our customers to address their specific needs and circumstances and do not believe in forcing our agenda on them.  With this transaction, we will also see the benefits of establishing an ongoing relationship with Manatron as our two companies collaborate and work together for the mutual benefit of our customers."

About Manatron, Inc.:

Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and also facilitate the "Virtual Courthouse" by providing Internet access to information for industry professionals and the public or by processing transactions over the Internet such as the payment of property taxes. Manatron provides mass appraisal services, through its Sabre Appraisal Division, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently operates out of regional offices in Michigan, Illinois, Indiana, Ohio, Pennsylvania, Florida, and North Carolina and serves approximately 1,500 customers in 29 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

About Harris:

Harris is a leading provider of financial management and utility Customer Information Systems (CIS) billing software solutions.  Since 1976, Harris has focused on providing feature-rich and robust turnkey solutions to all levels of local government as well as public power and water markets throughout North America. Harris' focus is on creating long term relationships with our customers and ensuring that we meet the changing needs of our customers over time.  For further information on Harris Computer Systems, please visit our website at http://www.harriscomputer.com, or call 888-847-7747.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

# # #